Exhibit 99.1

        QUOTESMITH.COM, INC. REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

     --   Net loss of $561,000 vs. net loss of $248,000 in Q3 2004

     --   Revenues decrease 13 percent to $4.1 million vs. $4.7 million for Q3
          2004

     --   Year to date net loss of $656,000 vs. $1.7 million in 2004

     DARIEN, Ill., Oct. 26 /PRNewswire-FirstCall/ -- Quotesmith.com, Inc., (Nasdaq: QUOT) ( http://www.insure.com ), the only place on earth where you can get instant life, auto, health and home insurance quotes from over 200 companies and have the freedom to buy from the company of your choice, today announced financial results for the third quarter ended September 30, 2005.

     Financial Results
     Quotesmith.com reported revenues of $4.1 million in the third quarter of 2005, a decrease of 13 percent from revenues of $4.7 million for the same quarter of last year. The net loss for the quarter was $561,000, or $.08 per share, compared to a net loss of $248,000, or $.04 per share, in the third quarter of 2004.

     For the first nine months of 2005, revenues were $13.2 million, up 15 percent from $11.5 million during the like period of 2004. The net loss for the first nine months was $656,000, or $0.09 per share vs. a net loss of $1.7 million, or $0.32 per share during the first nine months of 2004.

     Financial results for the first nine months of 2005 include results from the May 2004 asset acquisition of Life Quotes, Inc. for the entirety of the period, while financial results for the comparable period in 2004 include Life Quotes results only for May through September 2004.

     "Reduced ad spending during the second quarter of 2005, combined with a worse-than-expected performance from our telephone sales division throughout 2005, has resulted in a revenue decline in the third quarter," remarked Robert Bland, chairman and CEO. "As previously announced, we installed new management at our telephone sales division in the third quarter and we are highly focused on our telephone order fulfillment processes in order to improve our lead-to-paid-policy sales yields. We increased sequential ad spending by 15% in the third quarter, as compared to Q2, and intend to further increase spending again in Q4 in order to establish sales momentum going into 2006."

     Phil Perillo, chief financial officer, remarked, "Even with the loss, our year-to-date cash flow from operations is a positive $246,000, as non-cash charges for depreciation and amortization are greater than the net loss. Our balance sheet remains strong, with $9.3 million in cash and marketable securities and no debt."

     Stockholders' equity amounted to $26.9 million on September 30, 2005 as compared to $27.6 million on December 31, 2004.

     Additional Business Model Information

     -- Quotesmith.com, Inc. is an independent insurance brokerage that relies upon direct response advertising and purchased leads to obtain new customers. Approximately 85% percent of our revenues are derived from the sale of individual life insurance. Under our business model, the up-front recognition of direct response ad expenses generally precedes corresponding life commission revenues, on average, by as much as three to five months.

     -- Depreciation and amortization charges for Q3 were $237,000. We estimate that depreciation and amortization charges will be approximately $1 million for the full year 2005 vs. $1.3 million for 2004.

     -- Despite a weak U.S. life insurance market and continued record low life insurance premiums, we are pursuing a number of new marketing initiatives which include: improving the revenue yield from the sale of non-life insurance leads to third parties, adding TV to our marketing mix, adding additional specialty and limited-distribution life insurance offerings to our inventory, and trial entry into the new and rapidly-growing life settlement brokerage market in order to assist our clients with the sale of unwanted or unneeded life insurance.

     About Quotesmith.com
     Founded in 1984, Quotesmith.com owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers. Visitors to the Company's flagship Web site, http://www.insure.com , are able to obtain instant life, auto, health and home insurance quotes from more than 200 leading insurers and have the freedom to buy from any company shown. Insure.com also plays home to over 3,000 originally authored articles on numerous insurance topics and also provides free insurance decision-making tools that are not available from any other single source. Our Life Quotes division provides telephone quotes, personal advice and brokerage services using in-house licensed agents. Quotesmith.com generates revenues from receipt of commissions paid by participating insurance companies, including industry-standard, back-end bonus commissions and volume-based contingent bonus commissions. Shares of Quotesmith.com trade on the Nasdaq SmallCap Market under the symbol "QUOT."

     Cautions about Forward-Looking Statements
     This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict. Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue. The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, concentration of common stock holdings, integration and management of the Life Quotes operation, declines in the life insurance industry, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, the evolving nature of its business model, risks associated with capacity constraints and the management of growth as well as the risks associated with the results of investigations of insurance company practices and potential terrorism threats. More information about potential factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 which is on file with the United States Securities and Exchange Commission. Quotesmith.com and insure.com are service marks of Quotesmith.com, Inc. All other names are trademarks of their respective owners. All rights reserved. Quotesmith.com, Inc.

                              QUOTESMITH.COM, INC.
                             STATEMENT OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                  Quarter Ended           Nine Months Ended
                                   September 30,            September 30,
                              ----------------------    ----------------------
                                2005         2004         2005         2004
                              ---------    ---------    ---------    ---------
Revenues:
  Commissions and fees        $   4,078    $   4,713    $  13,189    $  11,455
  Other                               1            -            7            6
Total revenues                    4,079        4,713       13,196       11,461

Expenses:
  Selling & marketing             1,580        1,848        4,939        5,208
  Operations                      1,901        1,989        5,534        4,766
  General & administrative          993          736        2,844        2,286
  Depreciation & amort.             237          379          732          946
Total expenses                    4,711        4,952       14,049       13,206
Operating loss                     (632)        (239)        (853)      (1,745)

Investment income (net)              71           (9)         197           39

Net loss                      $    (561)   $    (248)   $    (656)   $  (1,706)

Net loss per common share,
 basic and diluted            $   (0.08)   $   (0.04)   $   (0.09)   $   (0.32)

Weighted average common
 shares and equivalents
 outstanding, basic and
 diluted                          7,329        6,141        7,329        5,356

                           SELECTED BALANCE SHEET DATA
                                 (In thousands)

                                               September 30,    December 31,
                                                   2005            2004
                                               ------------     -----------
Cash and equivalents                           $        924     $     1,356
Investments                                           8,407           7,974
Commissions receivable                                2,644           2,736
Land and building, net                                5,335           5,422
Intangibles and goodwill                             10,108          10,579
Other assets                                            773             776
Total assets                                   $     28,191     $    28,843

Total current liabilities                      $      1,264     $     1,228
Total stockholders' equity                           26,927          27,615
Total liabilities & stockholders' equity       $     28,191     $    28,843

SOURCE  Quotesmith.com
     -0-                             10/26/2005
     /CONTACT: Phillip A. Perillo, Chief Financial Officer of Quotesmith.com, Inc., +1-630-515-0170, ext. 295, phil@insure.com /
     /Web site:  http://www.insure.com /